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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Corn Products International, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bunge Limited and subsidiaries of our report dated February 28, 2008, with respect to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders' equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, and to the reference to our firm under the headings "Experts" and "Summary—Selected Historical Consolidated Financial Data of Corn Products International, Inc." in the Prospectus, which is part of this Registration Statement.

        Our report on the financial statements refers to the Company's adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007, Statement of Financial Accounting Standards (SFAS) No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006, and SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Chicago, Illinois
August 5, 2008

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Consent of Independent Registered Public Accounting Firm